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                                                                  EXHIBIT 10.4.1

                    AMENDED AND RESTATED CONSULTING AGREEMENT

                  THIS AGREEMENT is made and entered into this 11th day of January, 2001, effective as herein set forth, by and between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("Chesapeake"), and MICHAEL PAULK ("Consultant").

                                   WITNESSETH:

                  WHEREAS, Chesapeake has entered into an Agreement and Plan of Merger (the "Merger Document") with Gothic Energy Corporation ("Gothic") to acquire Gothic (the "Acquisition"); and

                  WHEREAS, Chesapeake desires to retain Consultant to provide certain services to Chesapeake after the closing of the acquisition regarding projects and/or properties and assets to be acquired as a result of the Acquisition; and

                  WHEREAS, Chesapeake and Consultant desire to amend and restate in its entirety that certain Consulting Agreement dated September 8, 2000 pursuant to the terms and conditions of this Agreement.

                  NOW, THEREFORE, for and in consideration of the amount of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Chesapeake and Consultant do hereby agree as follows.

1. Chesapeake hereby retains Consultant as an independent contractor and Consultant hereby accepts the assignment to act as Consultant to Chesapeake pursuant to the terms of this Consulting Agreement.

2. This Consulting Agreement shall be for a term commencing on the first (1st) day of the first (1st) calendar month following the "Effective Time" (as defined in the Merger Document) (the "Effective Date") and ending on the second anniversary of the Effective Date.

3. Consultant shall be entitled to receive for services provided pursuant to this Agreement and expenses incurred in performing his duties under this Agreement the fixed monthly amount of $2,200.00. Such monthly reimbursements shall be payable only during the first six (6) months of this Agreement commencing on the Effective Date and continuing on the first (1st) day of the next succeeding five (5) calendar months.

4. In consideration of the sum to be paid to Consultant by Chesapeake pursuant to paragraph 3 hereof, Consultant agrees during the period provided in paragraph 3, upon Chesapeake's reasonable request, to provide analysis and recommendations concerning development, sale or other disposition of assets obtained in the Acquisition. Thereafter during the term of this Agreement, prior to providing such consulting services Chesapeake and Consultant, on a case by case basis, will agree upon the compensation to be paid to Consultant by Chesapeake in providing any such analysis and recommendations.



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5. During the term of this Agreement neither Consultant or any "Affiliate" (as defined in the Merger Document) of Consultant will acquire any leasehold or mineral interest in any unit in the "MidContinent Area" (as defined in the Merger Document) if Chesapeake or any Affiliate of Chesapeake owns any interest in such unit. If Consultant or any Affiliate of Consultant acquires an interest in such a unit then such interest is to be offered to Chesapeake for acquisition at the cost incurred by Consultant or his Affiliate in making such acquisition. If an interest in such a unit is acquired by Consultant or his Affiliate as part of a multi-property acquisition only those interests acquired in units in which a Chesapeake interest already exist are to be offered to Chesapeake at the portion of the total acquisition cost attributable to such unit(s). Notices to be delivered pursuant to this paragraph shall be delivered by Consultant to Chesapeake no later than ten (10) days after such acquisition and Chesapeake shall respond within fifteen (15) days after receipt of such notice of its intent to acquire or refuse such unit. In consideration of the agreements by Consultant set forth in this paragraph, Consultant will be entitled to receive and Chesapeake agrees to pay the sum of $1,964,000.00. $900,000.00 shall be paid on the Effective Date and the remainder of such sum shall be paid in equal quarterly installments of $133,000.00 commencing on the last business day of the third full calendar month following the Effective Date and continuing on the last business day of each succeeding three month period until the aggregate amount is paid in full. Except for amounts withheld from such payments by Chesapeake as required by applicable law, Consultant agrees to pay any and all taxes which are levied or assessed directly or indirectly against the consulting payments paid to Consultant hereunder. The Consultant will indemnify and hold Chesapeake harmless from and against all claims, demands, expenses, liabilities and causes of action asserted against Chesapeake on account of or arising in connection with Consultant's failure, in whole or in part, to pay any taxes on the consulting fees paid to Consultant under this Agreement.

6. It is intended by the parties that the relationship created by this Agreement be that of Chesapeake-Independent Contractor. In no manner is Consultant to be considered an employee of Chesapeake. Consultant shall have no right or authority to enter into any agreement or obligation on behalf of Chesapeake and Consultant agrees to indemnify and hold Chesapeake harmless from any claims which may be made against Chesapeake relating to purported actions of Consultant as an agent of Chesapeake.

7. Chesapeake may assign its rights under this Agreement provided any such assignee assumes and agrees to perform the obligations of Chesapeake hereunder provided that in such event Chesapeake shall not be relieved of the payment obligations set forth herein. Consultant may not transfer his rights and obligations hereunder without the consent of Chesapeake except to any affiliate or any related party of Consultant.

8. This Agreement constitutes the entire Agreement between the parties related to the subject matter hereof and no modifications shall be effective unless in writing executed by Chesapeake and Consultant.

9. This Agreement shall be governed by the laws of the State of Oklahoma.

10. In the event of a default by either party to adhere to under the terms of this Agreement then the non-defaulting party shall be entitled to pursue any remedy available at law or in equity arising from such default.



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                                 SIGNATURE PAGE

                             (CONSULTING AGREEMENT)


                  IN WITNESS WHEREOF Chesapeake has executed this Consulting Agreement the day and year first above written.



                                 CHESAPEAKE ENERGY CORPORATION,
                                 an Oklahoma corporation


                                 By: /s/ Marcus C. Rowland
                                     -------------------------------------------
                                     Marcus C. Rowland, Executive Vice President

                                 "CHESAPEAKE"



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                                 SIGNATURE PAGE

                             (CONSULTING AGREEMENT)


                  IN WITNESS WHEREOF Consultant has executed this Consulting Agreement the day and year first above written.




                                            /s/ Michael Paulk
                                            ------------------------------------
                                            MICHAEL PAULK

                                            "CONSULTANT"